Exhibit 10.9

Execution Version

Letter Agreement

November 28, 2011

Ms. Libby Wadle

Dear Libby:

Pursuant to our discussions regarding your continued employment with J. Crew Group, Inc. (the “Company”), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”) for all parties to sign. This Agreement will be effective November 28, 2011 (the “Commencement Date”).

In consideration of the stock options you will be granted under the Chinos Holdings, Inc. 2011 Equity Incentive Plan (as amended from time to time, the “Plan”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1. Employment.

(a) The Company hereby agrees to continue to employ you during the “Employment Period” (as defined below) as its Executive Vice President – J. Crew and you hereby agree to serve the Company in such capacity. You will continue to report to the Chief Executive Officer of the Company. You shall discharge the duties and responsibilities of your position and such other duties and responsibilities as are specified by the Board of Directors of the Company, the Board of Directors of Chino Holdings, Inc. (“Parent”), or the Chief Executive Officer reasonably consistent with such position.

(b) During the Employment Period (as defined below), you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its Affiliates (as defined below). Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization or up to two industry trade or for-profit corporate boards or committees, (ii) manage your personal, financial and legal affairs, or (iii) deliver lectures or fulfill speaking engagements, so long as such activities (described in clauses (i), (ii) or (iii)) do not interfere with the performance of your duties and responsibilities to the Company and its Affiliates as provided hereunder. For purposes of this Agreement, except as otherwise expressly provided herein, “Affiliate” means any entity or person directly or indirectly controlled by or in common control with either the Company or Parent. For the avoidance of doubt, except with respect to Section 4(c) of this Agreement, “Affiliate” does not include any other portfolio company or investment fund associate with TPG or LGP (each, as defined in the Stockholders Agreement (as defined below)) other than Parent and its subsidiaries.

2. Employment Period.

(a) Unless the Employment Period is terminated earlier pursuant to Section 2(b) hereof, the Company shall employ you on the terms and subject to the conditions of this Agreement for a three (3)-year term commencing effective as of the Commencement Date and ending on the day immediately preceding the third anniversary of the Commencement Date (the “Employment Period”). Effective upon the expiration of the Employment Period, the Employment Period will be automatically renewed for successive one (1)-year periods, unless at least four (4) months prior to the expiration of the Employment Period, you shall give written notice to the Company of your intention not to renew the Employment Period or at least two (2) months prior to the expiration of the Employment Period, the Company shall give you written notice of its intention not to renew the Employment Period.

(b) Your employment with the Company hereunder may be terminated prior to the expiration of the Employment Period upon the earliest to occur of the following events: (i) your death or Disability (as defined below), (ii) voluntary termination of employment by you without Good Reason (as defined below) on at least two (2) months prior notice, unless waived by the Company, (iii) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(f) below, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause. The date on which your employment is terminated hereunder for any reason (including upon the expiration of the Employment Period) shall be referred to as the “Termination Date”.

(c) Upon termination of the Employment Period for any reason, (A) you (or your estate) shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date, any reimbursements owed to you under applicable Company policy and any vested amount arising from your participation in, or vested benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such benefit plans, programs, or arrangements, and (B) with respect to any equity grants outstanding as of the Termination Date, the treatment of such equity grants shall be determined in accordance with the terms and conditions of the applicable grant agreement pursuant to which such equity awards were granted to you. If the Company terminates the Employment Period without Cause, you terminate the Employment Period for Good Reason, or your employment terminates as a result of the Company’s non-renewal of the Employment Period as contemplated by Section 2(a) above (a “Company Non-Renewal Termination”), you will be entitled to the following severance benefits (the “Severance Benefits”) (it being understood that the payment of such Severance Benefits shall only commence, in accordance with the timing provisions set forth below, upon your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and it further being understood that the Company’s obligation to provide you Severance Benefits upon a Company Non-Renewal Termination shall be expressly conditioned upon your continued compliance with Sections 4(a) and 4(b) of this Agreement): (i) continuation of your Base Salary as in effect immediately prior to such termination (your “Ending Base Salary”, and such continuation of your Ending Base Salary being referred to herein as the “Continuation Severance Payment”) in accordance with the regular payroll practices of the Company and your medical benefits (including those of your spouse and dependents, if applicable), which medical benefits the Company may elect to provide by making a payment to you on a monthly basis equal to an amount that, after all applicable taxes are paid, is equal to the amount of the monthly COBRA premiums incurred by you (including your spouse and dependents, if applicable), if any (the “Continuation Medical Benefit”), for a period of twelve (12) months (the “Severance Period”) after the Termination Date; (ii) the Annual Bonus (as defined below) earned for the year immediately prior to the year that includes the Termination Date, to the extent not yet paid, and (iii) a lump sum amount equal to the product of (x) the Annual Bonus, if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through the Termination Date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company (“Pro-Rata Bonus”), but in no event later than the date that is seventy-five (75) days following the end of the year with respect to which such bonus was earned; provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver within sixty (60) days after your termination of employment (and any payment that otherwise would be made within such sixty (60)-day period pursuant to this paragraph shall be paid at the expiration of such sixty (60)-day period) in the form attached hereto as Exhibit A and your compliance with the provisions set forth in Section 4 hereof. Notwithstanding anything herein to the contrary, except in the event your employment terminates in the twenty-four- (24-) month period following a Change of Control (as defined in the Stockholders Agreement (as defined below)), your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise (“New Employment”); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the Severance Period whether or not paid during the Severance Period (“New Compensation”), is less than your Ending Base Salary, the Company will continue to pay you, in accordance with the regular payroll practices of the Company, an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis. In addition, your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. For purposes of clarification only, any New Employment obtained by you during the Severance Period shall not affect your right to receive the Pro-Rata Bonus subject to compliance with the conditions outlined above for provision of the Severance Benefits. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding compensation and medical coverage reasonably requested by the Company. Except as set forth herein, the Company shall have no additional obligations to pay you any severance, termination pay or other similar compensation or benefits.

Notwithstanding the foregoing paragraph, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, and you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any amounts payable to you on account of your termination of employment during the six (6)-month period immediately following the date of your “separation from service” within the meaning of Section 409A of the Code (not including any accrued but unpaid Base Salary as of your Termination Date) that constitute the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deferred and accumulated for a period of six (6) months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death). In addition, for purposes of clarification, each amount payable to you under this Section 2(c) shall constitute a “separately identified amount” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(d) For purposes of this Agreement, the term “Cause” shall mean, as determined in good faith by the Board of Directors of Parent (the “Parent Board”), (i) the indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by a federal or state government or governmental authority or agency with violations of applicable laws in any judicial or administrative process or proceeding, or having been found by any court or governmental authority or agency to have committed any such violation, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a willful and material breach of this Agreement, including without limitation, your failure to substantially perform your duties and responsibilities hereunder, after you have been given written notice specifying such breach and at least thirty (30) days to cure such breach, to the extent reasonably susceptible to cure, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, (v) the willful disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, and (vi) your violation of or failure to comply with (A) any Company policy, including, without limitation, the Code of Ethics and Business Practices, or (B) any legal or regulatory obligations or requirements, provided that with respect to this Section 2(d)(vi), you shall be given thirty (30) days to cure such violation to the extent such violation is reasonably susceptible to cure. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause pursuant to sections (i) or (iv) of this Section 2(d), your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (the “Board”) or the Parent Board shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(e) For purposes of this Agreement, the term “Disability” shall mean, as determined by a mutually agreed upon physician, your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

(f) For purposes of this Agreement, the term “Good Reason” shall mean (i) any action by the Company that results in a material and continuing diminution in your position, authority, duties or responsibilities, including without limitation an adverse change in your title from Executive Vice – President Retail and Factory or a change such that you no longer report directly to the Chief Executive Officer in accordance with Section 1(a) above; (ii) a material reduction by the Company in your Base Salary (other than as permitted by Section 3(a) below) or Annual Bonus opportunity as in effect on the Commencement Date or as the same may be increased or decreased from time to time in accordance with Section 3(a); or (iii) a relocation of your principal place of employment to more than fifty (50) miles from such principal place of employment as of the Commencement Date, in each case without your written consent. For a termination to qualify as a termination of your employment for “Good Reason”, you must deliver to the Board a written notice specifically identifying in a reasonable detail the conduct of the Company which you believe constitutes “Good Reason” in accordance with this Section 2(f) within ninety (90) days of the initial occurrence of the event(s) you believe constitute “Good Reason” and provide the Board and/or Company at least thirty (30) days to remedy such conduct after receipt of such written notice, and to the extent not cured, you must terminate your employment within thirty (30) days after such failure to cure.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall not be less than $700,000 (“Base Salary”); provided that your annual base salary may be reduced to less than the Base Salary if the annual base salaries in effect for all or the majority of other senior executive officers of the Company are similarly reduced. The Base Salary shall be paid pursuant to regular Company payroll practices for the senior executives of the Company and shall be reviewed annually by the Company. For all purposes herein, Base Salary shall mean Base Salary as adjusted pursuant to this Section 3(a).

(b) Annual Bonus. In addition to the Base Salary, for each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus (“Annual Bonus”) at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals established by the Company: target bonus of 75%, up to a maximum bonus of 187.5% of Base Salary. Any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment (which shall be no later than the seventy-fifth (75th) day following the close of the fiscal year to which the Annual Bonus relates), except that such requirement of continued employment shall not apply to the payment of any Pro-Rata Bonus or any accrued but unpaid Annual Bonus payable pursuant to Section 2(c) hereof.

(c) Employee Benefits. During the Employment Period, you will be entitled to participate in the Company’s benefit package made generally available to other senior executive officers of the Company. Currently, the Company’s benefit package includes paid time off days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a flexible spending account, and the associate discount. The Company reserves the right to change these benefits at any time in its sole discretion.

(d) Business Expense Reimbursement. The Company shall promptly reimburse you for all reasonable business expenses incurred by you in connection with the performance of your duties and responsibilities hereunder upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time; provided that such reimbursement shall occur no later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense.

(e) Equity. In accordance with the Plan, you acknowledge that you have been granted options to purchase 2,752,200 shares of Class A common stock of Parent, with an exercise price equal to the fair market value of a share of Class A common stock on the date of grant. The options are subject to the Plan, the terms of the award agreement evidencing such options, the terms of a stockholders agreement entered into by Parent and certain stockholders of Parent (the “Stockholders Agreement”) and other restrictions and limitations generally applicable to common stock of Parent or equity awards held by Company executives or otherwise imposed by law.

(f) Investment in Parent. The Company and you acknowledge that you have previously invested $2,000,000 into the equity of Parent, through the purchase of 148,148 shares of Parent’s Class L common stock for cash and the exchange of options to purchase J. Crew Group, Inc. common stock for fully-vested options to purchase up to 1,777,777 shares of Parent’s Class A common stock and you have executed customary agreements in connection with the foregoing, including the Stockholders Agreement and subscription documents.

(g) Director and Officer Insurance. During the Employment Period, and at all times thereafter during which you remain an executive officer of the Company, the Company or its Affiliate will provide you with directors’ and officers’ insurance liability coverage to cover claims arising from your activities on behalf of the Company and its Affiliates, in the same manner as such insurance is provided to other similarly-situated executive officers or directors of the Company and its Affiliates.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve (12) months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or in the same area as the Company directs its mail order operations, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than five percent (5%) of the total outstanding securities of any publicly-traded company, or (ii) solicit or cause another to solicit any customers or suppliers of the Company to terminate or otherwise adversely modify their relationship with the Company. The term “Competitive Business” means the retail, mail order and internet apparel and accessories business and any other business the Company is engaged in on the Termination Date. For purposes of this Section 4, the term “Company” means the Company and/or its Affiliates. Notwithstanding anything herein to the contrary, the provisions of this Section 4(a) shall not apply in any of the following circumstances: (i) the Company terminates the Employment Period without Cause or (ii) you terminate the Employment Period for Good Reason.

(b) During the Employment Period and for a period of twelve (12) months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company on behalf of any person or entity other than the Company.

(c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information (as defined below) related to the Company, except to the extent that such Confidential Information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of your act or omission, (ii) is required to be disclosed by any law, regulation or order of any court, other tribunal, regulatory commission or administrative agency, provided that you give prompt notice of such requirement to the Company to enable to the Company to seek an appropriate protective order prior to such disclosure, or (iii) is required to be used or disclosed by you to perform properly your duties under this Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

(d) You agree to deliver promptly to the Company upon termination of the Employment Period for any reason, or at any other time that the Company may so request, all documents (and all copies thereof), whether written, electronic, or in any other form, relating to the business of the Company and all property associated therewith, which you may then possess or have under your control. You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product (“Intellectual Property”) created, developed or assembled, whether or not by you, during your employment with the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. You shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were earlier communicated to you in confidence by any third party, or (ii) which you know or have reason to know is the proprietary information of any third party, or (iii) which is subject to any claim of proprietary interest by any third party. Further, you shall adhere to and comply with the Company’s Code of Ethics and Business Practices. All Intellectual Property created or assembled in connection with your employment with the Company shall be the permanent and exclusive property of the Company. You and the Company mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company. If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then you agree not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company. You further agree to execute any documentation necessary to assign over or vest any Intellectual Property in the Company.

(e) You agree that during the Employment Period and thereafter you shall not defame or disparage the Company or any of its Affiliates or their respective officers, directors, members, executives or associates; provided, however, that this Section 4(e) shall not prevent you from having any communications with your immediate family or your financial and tax advisors, accountants or attorneys or from giving testimony that may be required before any court, other tribunal, regulatory commission or administrative agency or pursuant to compulsory process of law or other applicable law. The Company agrees that during the Employment Period and thereafter it shall not, and it shall cause its executive officers and directors not to, defame or disparage you. You agree to reasonably cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or any of its Affiliates or their respective officers, directors, members, executives or associates. The Company agrees to, and agrees to cause its executive officers and directors to, reasonably cooperate with you in refuting any defamatory or disparaging remarks by any third party made in respect of you.

(f) You agree that during the Employment Period and thereafter, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents in connection with any legal or governmental proceeding, threatened proceeding, investigation or inquiry involving the Company or any of its affiliates or their respective officers, directors, members, executives or associates, you will: (1) provide testimony or Company documents only if served with a subpoena, court order or similar process from a regulatory agency or with the prior written consent of the Company; (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company’s General Counsel of your receipt of such process or request to testify or produce documents; and (3) provide the Company’s General Counsel by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company’s designee(s) in advance of giving such testimony or information. You also agree to reasonably cooperate with the Company and/or, at the Company’s request, any of its Affiliates and their respective officers, directors, members, executives or associates in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation reasonably necessary. The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 4(f) upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures as may be in effect from time to time; provided that such reimbursement shall be paid to you no later than the end of the calendar year immediately following the calendar year in which such expenses were incurred.

(g) You also agree that breach of the provisions provided in this Section 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Section 4, the Company will be entitled to seek an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Section 4. Without limiting the foregoing, you further agree that, in the event your employment is terminated due to a Company Non-Renewal Termination and you fail to comply with Section 4(a) or 4(b) of this Agreement, the Company shall have the immediate right to cease making any severance payments under Section 2(c) of this Agreement and shall have the right to require you to repay any severance payments that had been paid to you prior to the date of such breach.

5. Representations.

The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder. You further represent that you are not aware of any facts or circumstances that would adversely affect your ability to serve as the Company’s Executive Vice President – Retail and Factory.

6. Indemnification.

The Company agrees that if you are made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding related to any contest or dispute between you and the Company or any of its affiliates with respect to this Agreement or the services described hereunder, by reason of the fact that you are or were an officer or a director of the Company or any subsidiary of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Company shall indemnify you for, and hold you harmless against, all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you to the fullest extent authorized by the Company’s Certificate of Incorporation and Bylaws (including, without limitation, the advancement of expenses in accordance with the Company’s Bylaws).

7. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J. Crew Group, Inc.

770 Broadway

New York, New York 10003

Attention: General Counsel

If to you:

To the address on file with the Company and a copy to (which shall not constitute notice):

Boies, Schiller & Flexner LLP

575 Lexington Avenue

New York, NY 10022

Attention: Robert M. Lia, Esq.

Facsimile: (212) 446-2350

Telephone: (212) 446-2300

or to such other address as any party may designate by notice to the other.

(b) This Agreement and any other agreement specifically referred to herein constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof, and supersede and are in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof and thereof, including, without limitation, the Amended and Restated Non-Competition, Non-Solicitation and Non-Disclosure Agreement entered into between you and the Company on December 29, 2008 (the “Prior Agreement”). Upon effectiveness of this Agreement, the Prior Agreement shall terminate and be of no further force and effect.

(c) This Agreement shall inure to the benefit of and be an obligation of the Company’s assigns and Successors (as defined below), provided that, in connection with and notwithstanding any assignment to an Affiliate of the Company, the Company shall continue to be liable and responsible for all of its obligations hereunder, as stated herein, without termination or modification (unless mutually agreed by you and the Company); however you may not assign any of your rights or duties hereunder to any other party. The term “Successor” shall mean, with respect to the Company, any other business entity that, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its rights or obligations hereunder to any Affiliate of or Successor to the Company shall not be a termination of the Employment Period for purposes of this Agreement. Notwithstanding anything herein to the contrary, in the event of any transaction that results in a Successor (other than a transaction in which the Company survives following the transaction), the Company shall require such Successor to assume its obligations under this Agreement in connection with such transaction.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in two counterparts, both of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(k) It is the intent of the parties that this Agreement be interpreted in a manner that complies with the requirements of Section 409A of the Code. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code. Notwithstanding anything herein to the contrary, any amount of expenses eligible for reimbursement pursuant to this Agreement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. In addition, the right to reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Millard Drexler
Millard S. Drexler
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Libby Wadle
Libby Wadle

Dated: November 28, 2011

EXHIBIT A

General Release

1. General Release of All Claims: In exchange for the Company’s payment of the benefits [described in Paragraph [—] above], you voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, the termination of such employment, or otherwise, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.

Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, or local statutes or ordinances, including but not limited to, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the WARN Act; the Consolidated Omnibus Budget Reconciliation Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law; the Virginia Human Rights Act; the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Wage & Hour Act; any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees. You acknowledge that this general release is not made in connection with any exit incentive or other employment termination program offered to a group or class of employees.

Notwithstanding the foregoing, nothing in this Agreement waives your right to (a) pursue a claim that cannot be released by private agreement, including, workers compensation claims, claims arising after the date on which you sign this Agreement, and your right to file administrative charges with certain government agencies; and (b) challenge the Company’s failure to comply with its obligation in Paragraph 1 above.

2. No Claims Filed: You represent that you have not filed or permitted to be filed against the Releasees, individually or collectively, any lawsuits, actions or claims, and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your employment and/or the termination of your employment).

You understand that nothing in this Agreement shall limit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any other federal, state or local agency. However, by signing this Agreement, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

3. Waiver: By signing this Agreement, you acknowledge that:

(a)	You have received and carefully read this Agreement;

(b)	You fully understand all of the terms contained in this Agreement;

(c)	You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 4 above;

(d)	Before signing this Agreement, you were advised of your right and had an opportunity to consult with an attorney of your choice;

(e)

In accordance with Paragraph 4 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which you have or may have against the Releasees;

(f)

The release of claims described in Paragraph 4, above, of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the date on which this Agreement becomes effective;

(g)	You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;

(h)

Before signing this Agreement, you were given up to twenty-one (21) calendar days to consider its terms and, should you sign this Agreement without waiting the full 21 days, you attest that your decision in this regard is knowing and voluntary and not induced through fraud, coercion, misrepresentation or a threat to withdraw or alter the offer contained herein, and agree that any changes to this Agreement do not restart the running of the 21 day period;

(i)	The period of time until [DATE], that you had to consider your rights and obligations under this Agreement was reasonable; and

(j)	For a period of seven (7) calendar days following the date on which you sign this Agreement, you may revoke this Agreement; and

(k)

This Agreement, absent its timely revocation, shall become binding on the Company and you on the eighth calendar day following the date on which you sign this Agreement. The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

4. Return of Signed Agreement: You should return this signed Agreement to [—], Human Resources, 770 Broadway, New York, NY 10003 by no later than [DATE].

5. Effective Date: You will not receive the benefits [identified in Paragraph [—] above] until after the revocation period has expired and this Agreement becomes effective. You have seven (7) days from the date that you sign this Agreement to change your mind. Any revocation within this period must be (a) submitted in writing to the Company; (b) state “I hereby revoke my execution of the Separation Agreement and General Release”; and (c) be personally delivered to the Company’s Executive Vice President, Human Resources, or mailed to their attention at J.Crew, 770 Broadway, New York, NY 10003 within seven (7) days of the execution of this Agreement.

Very truly yours,

J. CREW

By
[Name / Title]

Received, Read, Understood and Agreed:

[Associate Name]

Dated: , 20

Acknowledgement of Receipt of

Separation and General Release Agreement

I acknowledge receiving today a Separation and General Release Agreement in connection with the termination of my employment with J.Crew. I have been informed of the time periods for my consideration of the Agreement and for its revocation after I sign it if I later change my mind.

Date
Associate Name & Signature